Exhibit 99.1

Aehr Test Systems	Investor Relations Contact:
Gary Larson	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 623-9400 x321	(323) 468-2300
aehr@mkr-group.com

AEHR TEST SYSTEMS ANNOUNCES PRIVATE PLACEMENT OF COMMON STOCK

Fremont, CA (November 25, 2014) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, announced today that on November 24, 2014, it entered into an agreement for the sale of 1,065,029 shares of its common stock in a private placement transaction with certain Directors and Officers of the Company and other accredited investors. The purchase price per share of the common stock sold in the private placement was $2.431, resulting in gross proceeds to the Company of $2.6 million, before offering expenses. The closing of the private placement will take place on November 26, 2014, and no placement agent was used in connection with the transaction.

“We are building momentum with our two new products, the FOXTM-1P, our next generation single wafer test system that we launched last month, and the FOX-XP, our next generation multi-wafer test and burn-in solution of which we expect to complete development and launch in calendar year 2015,” said Gayn Erickson, president and chief executive officer of Aehr Test Systems. “The additional funds raised in our private placement will allow us more leeway in managing our working capital and research and development program spending as we complete development of the FOX-XP and begin ramping the FOX-1P. We believe these two new products have significant competitive advantages to address substantial, new emerging test market opportunities we have validated and that will expand our served available market by $250 to $350 million annually.”

The shares of the Company's common stock sold in the private placement have not been registered under the Securities Act of 1933, as amended, and as such the shares may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. The securities were offered and sold only to a limited number of accredited investors.

About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic and memory integrated circuits and has an installed base of more than 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, capacity needs and opportunities for Aehr Test products in package and wafer level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX families of test and burn-in systems and the DiePak® carrier. The ABTS system is used in production and qualification testing of packaged parts for both low-power and high-power logic as well as all common types of memory devices. The FOX systems are full wafer contact test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company’s website at www.aehr.com.

Safe Harbor Statement

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Aehr Test as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. These statements typically may be identified by the use of forward-looking words or phrases such as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential," among others. Forward-looking statements include statements regarding the use of proceeds from the private placement and expected changes in served available markets. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, general world economic conditions and events, the state of the semiconductor equipment market, our ability to maintain sufficient cash to support operations, acceptance by customers of the ABTS system technologies, acceptance by customers of the ABTS systems shipped upon receipt of a purchase order and the ability of new products to meet customer needs or perform as described. See Aehr Test’s recent 10-K, 10-Q and other reports from time to time filed with the Securities and Exchange Commission for a more detailed description of the risks facing our business. Aehr Test disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

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